Pricing supplement

To prospectus dated April 15, 2016,
prospectus supplement dated April 15, 2016,
product supplement no. 2-I dated April 15, 2016 and

underlying supplement no. 1-I dated April 15, 2016

JPMorgan Chase Financial Company LLC

Registration Statement Nos. 333-209682 and 333-209682-01 Dated August 24, 2016 Rule 424(b)(2)

Structured Investments	$620,000 Auto Callable Yield Notes Linked to the S&P GSCI® Crude Oil Index Excess Return due February 20, 2019 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	If the Final Index Level is not below 60% of the Initial Index Level, which we refer to as the Trigger Value, as of the Observation Date, investors have the potential to receive a higher return than the current yield on a conventional debt security with the same maturity issued by us. Investors should be willing to forgo the potential to participate in any increase in the Index.

•	The notes will pay 8.00% per annum interest over the term of the notes, payable at a rate of 0.66667% per month.

•	Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred.

•	The notes will be automatically called if the closing level of the Index on any Review Date (other than the final Review Date) is greater than or equal to the Initial Index Level. The earliest date on which an automatic call may be initiated is August 17, 2017.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

•	Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Index:	The S&P GSCI® Crude Oil Index Excess Return (Bloomberg ticker: SPGCCLP)
Interest Rate:	8.00% per annum, payable at a rate of 0.66667% per month
Automatic Call:	If the closing level of the Index on any Review Date (other than the final Review Date) is greater than or equal to the Initial Index Level, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) any accrued and unpaid interest, payable on the applicable Call Settlement Date.
Payment at Maturity:	If the notes have not been automatically called and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) any accrued and unpaid interest.

If the notes have not been automatically called and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level. Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any accrued and unpaid interest, will be calculated as follows:

$1,000 + ($1,000 × Index Return)

If the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 40% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.

Trigger Event:	A Trigger Event occurs if the Ending Index Level is less than the Trigger Level.
Trigger Level:	95.33502, which is 60% of the Initial Index Level
Index Return:	Ending Index Level – Initial Index Level Initial Index Level
Initial Index Level:	The closing level of the Index on the Pricing Date, which was 158.8917
Ending Index Level:	The closing level of the Index on the final Review Date
Pricing Date:	August 24, 2016
Original Issue Date:	On or about August 29, 2016 (Settlement Date)
Review Dates†:	August 17, 2017, September 15, 2017, October 17, 2017, November 15, 2017, December 14, 2017, January 17, 2018, February 14, 2018, March 15, 2018, April 17, 2018, May 17, 2018, June 15, 2018, July 17, 2018, August 16, 2018, September 17, 2018, October 17, 2018, November 14, 2018, December 14, 2018, January 16, 2019 and February 14, 2019
Interest Payment Dates†:	September 20, 2016, October 20, 2016, November 21, 2016, December 20, 2016, January 20, 2017, February 21, 2017, March 21, 2017, April 20, 2017, May 22, 2017, June 20, 2017, July 20, 2017, August 22, 2017, September 20, 2017, October 20, 2017, November 20, 2017, December 19, 2017, January 22, 2018, February 20, 2018, March 20, 2018, April 20, 2018, May 22, 2018, June 20, 2018, July 20, 2018, August 21, 2018, September 20, 2018, October 22, 2018, November 19, 2018, December 19, 2018, January 22, 2019 and the Maturity Date
Call Settlement Date†:	If the notes are automatically called on any Review Date (other than the Review Date), the first Interest Payment Date immediately following that Review Date
Maturity Date†:	February 20, 2019
CUSIP:	46646EVZ2
†	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Index” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement and in “Selected Risk Considerations — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” in this pricing supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-9 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$6.50	$993.50
Total	$620,000	$4,030	$615,970
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $6.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $965.20 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

August 24, 2016

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 2-I dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012640/crt-dp64829_424b2.pdf

•	Underlying supplement no. 1-I dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf

•	Prospectus supplement and prospectus, each dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement, the consequences of a commodity hedging disruption event are described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement.

The notes are not commodity futures contracts or swaps and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

JPMorgan Structured Investments —	PS-1
Auto Callable Yield Notes Linked to the S&P GSCI® Crude Oil Index Excess Return

Selected Purchase Considerations

•	THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US — The notes will pay interest at the Interest Rate specified on the cover of this pricing supplement, which is higher than the yield currently available on debt securities of comparable maturity issued by us. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

•	INTEREST PAYMENTS — The notes offer monthly interest payments as specified on the cover of this pricing supplement. Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.

•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing level of the Index on any Review Date (other than the Review Date) is greater than or equal to the Initial Index Level, your notes will be automatically called prior to the Maturity Date. Under these circumstances, you will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) any accrued and unpaid interest, payable on the applicable Call Settlement Date. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. However, if the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 40% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.

•	RETURN LINKED TO THE S&P GSCITM Crude Oil Index Excess Return — The return on the notes is linked to the S&P GSCI® Crude Oil Index Excess Return, a sub-index of the S&P GSCI®, a composite index of commodity sector returns, calculated, maintained and published daily by S&P Dow Jones Indices LLC. The S&P GSCI® is a world production-weighted index that is designed to reflect the relative significance of principal non-financial commodities (i.e., physical commodities) in the world economy. The S&P GSCI® represents the return of a portfolio of the futures contracts for the underlying commodities. The S&P GSCI® Crude Oil Index Excess Return references the front-month West Texas Intermediate (“WTI”) crude oil futures contract (i.e., the WTI crude futures contract generally closest to expiration) traded on the New York Mercantile Exchange (the “NYMEX”). The S&P GSCI® Crude Oil Index Excess Return provides investors with a publicly available benchmark for investment performance in the crude oil commodity markets. The S&P GSCI® Crude Oil Index Excess Return is an excess return index and not a total return index. An excess return index reflects the returns that are potentially available through an unleveraged investment in the contracts composing the index (which, in the case of the Index, are the designated crude oil futures contracts). By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts. See “Commodity Index Descriptions — The S&P GSCI® Indices” in the accompanying underlying supplement.

•	TAX TREATMENT — In determining our reporting responsibilities, we intend to treat the notes as (i) a Put Option written by you that is terminated if an Automatic Call occurs and that, if not terminated, in circumstances where the payment due at maturity is less than $1,000 (excluding accrued but unpaid interest), requires you to pay us an amount equal to $1,000 multiplied by the absolute value of the Index Return and (ii) a Deposit, which is an advance of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option for U.S. federal income tax purposes, as described in the section entitled “Annex A — Material U.S. Federal Income Tax Consequences” in this pricing supplement. However, due to the lack of controlling authority there remain significant uncertainties regarding the tax consequences of owning and disposing of the notes. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in this pricing supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

JPMorgan Structured Investments —	PS-2
Auto Callable Yield Notes Linked to the S&P GSCI® Crude Oil Index Excess Return

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index, any of the futures contracts underlying the Index, the commodity to which those commodity futures contracts relate or any futures contracts or exchange-traded or over-the-counter instruments based on, or other instruments related to, any of the foregoing. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement and the “Risk Factors” section of the accompanying underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Ending Index Level is less than the Initial Index Level. Accordingly, under these circumstances, you will lose more than 40% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of interest payments made on the notes will be less than the amount of interest payments payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive on the applicable Call Settlement Date $1,000 plus any accrued and unpaid interest.

•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year and you will not receive any interest payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE VALUE OF THE INDEX — The appreciation potential of the notes is limited to the sum of interest payments paid on the notes, regardless of any appreciation in the value of the Index, which may be significant. You will not participate in any appreciation in the value of the Index. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Index during the term of the notes.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

•	THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE FINAL REVIEW DATE — If the Ending Index Level is less than the Trigger Level (i.e., a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation in the Index.

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing

JPMorgan Structured Investments —	PS-3
Auto Callable Yield Notes Linked to the S&P GSCI® Crude Oil Index Excess Return

models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index, including:

•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

•	customary bid-ask spreads for similarly sized trades;

•	our internal secondary market funding rates for structured debt issuances;

•	the actual and expected volatility of the Index;

•	the time to maturity of the notes;

•	supply and demand trends for the commodity upon which the futures contracts that compose the Index are based or the exchange-traded futures contracts on that commodity;

•	the market price of the commodity upon which the futures contracts that compose the Index are based or the exchange-traded futures contracts on that commodity;

•	whether a Trigger Event is expected to occur;

•	the likelihood of an automatic call being triggered;

•	interest and yield rates in the market generally; and

•	a variety of other economic, financial, political, regulatory, geographical, meteorological and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	WE MAY ACCELERATE YOUR NOTES IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS — If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement for more information.

•	COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — The commodity futures contracts that underlie the Index are subject to legal and regulatory regimes that may change in

JPMorgan Structured Investments —	PS-4
Auto Callable Yield Notes Linked to the S&P GSCI® Crude Oil Index Excess Return

ways that could adversely affect our ability to hedge our obligations under the notes and affect the level of the Index.  Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), may have a substantial adverse effect on the value of your notes.  Additionally, under authority provided by the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission on November 5, 2013 proposed rules to establish position limits that will apply to 28 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts.  The limits will apply to a person’s combined position in futures, options and swaps on the same underlying commodity. The rules also would set new aggregation standards for purposes of these position limits and would specify the requirements for designated contract markets and swap execution facilitates to impose position limits on contracts traded on those markets. The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for those commodity-based futures contracts, which may, in turn, have an adverse effect on any payments on the notes.  Furthermore, we or our affiliates may be unable as a result of those restrictions to effect transactions necessary to hedge our obligations under the notes resulting in a commodity hedging disruption event, in which case we may, in our sole and absolute discretion, accelerate the payment on your notes.  See “ — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” above.

•	PRICES OF COMMODITY FUTURES CONTRACTS ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY, WHICH COULD LEAD TO HIGH AND UNPREDICTABLE VOLATILITY IN THE INDEX — Market prices of the commodity futures contracts included in the Index tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the price of the commodity underlying the commodity futures contracts included in the Index. See “ — The Market Price of WTI Crude Oil Will Affect the Value of the Notes” below. The prices of commodities and commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities. As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

•	THE MARKET PRICE OF WTI CRUDE OIL WILL AFFECT THE VALUE OF THE NOTES — Because the notes are linked to the performance of the Index, which is composed of futures contracts on WTI crude oil, we expect that generally the market value of the notes will depend in part on the market price of WTI crude oil. The price of WTI crude oil is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are volatile and subject to dislocation. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations, including relative cost, often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.

•	A DECISION BY THE NYMEX TO INCREASE MARGIN REQUIREMENTS FOR WTI CRUDE OIL FUTURES CONTRACTS MAY AFFECT THE LEVEL OF THE INDEX — If the NYMEX increases the amount of collateral required to be posted to hold positions in the futures contracts on WTI crude oil (i.e., the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the level of the Index to decline significantly.

•	THE NOTES DO NOT OFFER DIRECT EXPOSURE TO COMMODITY SPOT PRICES — The notes are linked to the Index, which tracks commodity futures contracts, not physical commodities (or their spot prices). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the notes may underperform a similar investment that is linked to commodity spot prices.

JPMorgan Structured Investments —	PS-5
Auto Callable Yield Notes Linked to the S&P GSCI® Crude Oil Index Excess Return

•	THE INDEX MAY BE MORE VOLATILE AND MORE SUSCEPTIBLE TO PRICE FLUCTUATIONS OR COMMODITY FUTURES CONTRACTS THAN A BROADER COMMODITIES INDEX — The Index may be more volatile and susceptible to price fluctuations than a broader commodities index, such as the S&P GSCI®. In contrast to the S&P GSCI®, which includes contracts on crude oil and non-crude oil commodities, the Index comprises contracts only on crude oil. As a result, price volatility in the contracts included in the Index will likely have a greater impact on the Index than it would on the broader S&P GSCI®. In addition, because the Index omits principal market sectors composing the S&P GSCI®, it will be less representative of the economy and commodity markets as a whole and will therefore not serve as a reliable benchmark for commodity market performance generally.

•	OWNING THE NOTES IS NOT THE SAME AS OWNING ANY COMMODITIES OR COMMODITY FUTURES CONTRACTS — The return on your notes will not reflect the return you would realize if you actually purchased the futures contracts that compose the Index, the commodities upon which the futures contracts that compose the Index are based, or other exchange-traded or over-the-counter instruments based on the Index. You will not have any rights that holders of those assets or instruments have.

•	HIGHER FUTURES PRICES OF THE COMMODITY FUTURES CONTRACTS UNDERLYING THE INDEX RELATIVE TO THE CURRENT PRICES OF THOSE CONTRACTS MAY AFFECT THE VALUE OF THE INDEX AND THE VALUE OF THE NOTES — The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that compose the Index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced with a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the November contract would take place at a price that is higher than the price of the October contract, thereby creating a negative “roll yield.” Contango could adversely affect the value of the Index and thus the value of notes linked to the Index. The futures contracts underlying the Index have historically been in contango.

•	SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY MARKETS AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE LEVEL OF THE INDEX, AND THEREFORE THE VALUE OF THE NOTES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your notes.

•	THE NOTES ARE LINKED TO AN EXCESS RETURN INDEX AND NOT A TOTAL RETURN INDEX — The notes are linked to an excess return index and not a total return index. An excess return index, such as the Index, reflects the returns that are potentially available through an unleveraged investment in the contracts composing that index. By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

JPMorgan Structured Investments —	PS-6
Auto Callable Yield Notes Linked to the S&P GSCI® Crude Oil Index Excess Return

What Is the Total Return on the Notes at Maturity or upon Automatic Call, Assuming a Range of Performances for the Index?

The following table and examples illustrate the hypothetical total return and hypothetical total payment on the notes at maturity or upon automatic call. The “note total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity or upon automatic call plus the interest payments received to and including the Maturity Date or the relevant Call Settlement Date, as applicable, per $1,000 principal amount note. In addition, the following table and examples assume an Initial Index Value of 160, a Trigger Value of 96 (equal to 60% of the hypothetical Initial Index Value) and reflect the Interest Rate of 8.00% per annum (payable at a rate of 0.66667% per month).

Each hypothetical total return or total payment set forth below is for illustrative purposes only and may not be the actual total return or total payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

What Is the Total Return on the Notes at Maturity if the Notes Have Not Been Automatically Called?

The following table and examples illustrate the hypothetical total return and hypothetical total payments on the notes at maturity if the notes have not been automatically called.

Final Index Level	Index Return	Note Total Return	Total Payments Over the Term of the Notes
288.000	80.00%	20.00%	$1,200.00
264.000	65.00%	20.00%	$1,200.00
240.000	50.00%	20.00%	$1,200.00
224.000	40.00%	20.00%	$1,200.00
208.000	30.00%	20.00%	$1,200.00
192.000	20.00%	20.00%	$1,200.00
176.000	10.00%	20.00%	$1,200.00
168.000	5.00%	20.00%	$1,200.00
160.000	0.00%	20.00%	$1,200.00
152.000	-5.00%	20.00%	$1,200.00
144.000	-10.00%	20.00%	$1,200.00
136.000	-15.00%	20.00%	$1,200.00
128.000	-20.00%	20.00%	$1,200.00
120.000	-25.00%	20.00%	$1,200.00
112.000	-30.00%	20.00%	$1,200.00
104.000	-35.00%	20.00%	$1,200.00
96.000	-40.00%	20.00%	$1,200.00
95.984	-40.01%	-20.01%	$799.90
80.000	-50.00%	-30.00%	$700.00
64.000	-60.00%	-40.00%	$600.00
48.000	-70.00%	-50.00%	$500.00
32.000	-80.00%	-60.00%	$400.00
16.000	-90.00%	-70.00%	$300.00
0.000	-100.00%	-80.00%	$200.00

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: The notes have not been automatically called prior to maturity and the level of the Index increases from the Initial Index Level of 160 to a Final Index Level of 168 — a Trigger Event has not occurred. Because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, the investor receives total payments of $1,200 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $200 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 2: The notes have not been automatically called prior to maturity and the level of the Index decreases from the Initial Index Level of 160 to a Final Index Level of 96 — a Trigger Event has not occurred. Because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, even though the Final Index Level of 96 is less than the Initial Index Level of 160, the investor receives total payments of $1,200 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $200 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 3: The notes have not been automatically called prior to maturity and the level of the Index decreases from the Initial Index Level of 160 to a Final Index Level of 80 — a Trigger Event has occurred. Because the notes have not been automatically called prior to maturity and a Trigger Event has occurred, the investor receives total payments

JPMorgan Structured Investments —	PS-7
Auto Callable Yield Notes Linked to the S&P GSCI® Crude Oil Index Excess Return

of $700 per $1,000 principal amount note, consisting of interest payments of $200 per $1,000 principal amount note over the term of the notes and a payment at maturity of $500 per $1,000 principal amount note.

Example 4: The notes have not been automatically called prior to maturity and the level of the Index decreases from the Initial Index Level of 160 to a Final Index Level of 0 — a Trigger Event has occurred. Because the notes have not been automatically called prior to maturity and a Trigger Event has occurred, the investor receives total payments of $200 per $1,000 principal amount note, consisting solely of interest payments of $200 over the term of the notes.

What Is the Total Return on the Notes upon Automatic Call if the Notes Are Automatically Called?

The following table and examples illustrate the hypothetical total return on the notes if the notes are automatically called on a Review Date.

Call Settlement Date	Note Total Return (1)	Total Payments Over the Term of the Notes (1)
First	8.0000%	$1,080.0000
Second	8.6667%	$1,086.6667
Third	9.3333%	$1,093.3333
Fourth	10.0000%	$1,100.0000
Fifth	10.6667%	$1,106.6667
Sixth	11.3333%	$1,113.3333
Seventh	12.0000%	$1,120.0000
Eighth	12.6667%	$1,126.6667
Ninth	13.3333%	$1,133.3333
Tenth	14.0000%	$1,140.0000
Eleventh	14.6667%	$1,146.6667
Twelfth	15.3333%	$1,153.3333
Thirteenth	16.0000%	$1,160.0000
Fourteenth	16.6667%	$1,166.6667
Fifteenth	17.3333%	$1,173.3333
Sixteenth	18.0000%	$1,180.0000
Seventeenth	18.6667%	$1,186.6667
Eighteenth	19.3333%	$1,193.3333

(1) If, on any Review Date, the closing level of the Index is greater than or equal to the Initial Index Level, the notes will be automatically called on that Review Date. If the notes are automatically called, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.

The following examples illustrate how, if the notes are automatically called, the total payments on the notes in different hypothetical scenarios are calculated.

Example 1: The closing level of the Index increases from the Initial Index Level of 160 to a closing level of 168 on the first Review Date. Because the closing level of the Index on the first Review Date is greater than the Initial Index Level, the notes are automatically called, and the investor receives total payments of $1,080 per $1,000 principal amount note, consisting of interest payments of $80 per $1,000 principal amount note over the shortened term of the notes and a payment upon automatic call of $1,000 per $1,000 principal amount note.

Example 2: The closing level of the Index on each Review Date prior to the eighteenth Review Date is less than the Initial Index Level of 160, and the level of the Index increases from the Initial Index Level of 160 to a closing level of 168 on the eighteenth Review Date. Although the closing level of the Index on each of the Review Dates prior to the eighteenth Review Date is less than the Initial Index Level of 160, because the closing level of the Index on the eighteenth Review Date is greater than the Initial Index Level, the notes are automatically called, and the investor receives total payments of $1,193.3333 per $1,000 principal amount note, consisting of interest payments of $193.3333 per $1,000 principal amount note over the shortened term of the notes and a payment upon automatic call of $1,000 per $1,000 principal amount note.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-8
Auto Callable Yield Notes Linked to the S&P GSCI® Crude Oil Index Excess Return

Historical Information

The following graph sets forth the historical performance of the Index based on the weekly historical closing levels of the Index from January 7, 2011 through August 19, 2016. The closing level of the Index on August 24, 2016 was 158.8917. We obtained the closing levels of the Index above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any Review Date. There can be no assurance that the performance of the Index will result in the return of any of your principal amount.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in

JPMorgan Structured Investments —	PS-9
Auto Callable Yield Notes Linked to the S&P GSCI® Crude Oil Index Excess Return

this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity or upon Automatic Call, Assuming a Range of Performances for the Index?” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the S&P GSCI® Crude Oil Index Excess Return” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2016, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2016.

JPMorgan Structured Investments —	PS-10
Auto Callable Yield Notes Linked to the S&P GSCI® Crude Oil Index Excess Return

Annex A

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Prospective investors should note that the discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement 2-I does not apply to the notes issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income tax consequences of owning and disposing of the notes. It applies to you only if you are an initial investor who purchases a note for cash equal to its issue price and holds it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular circumstances, including the potential application of the provision of the Code known as the Medicare contribution tax and different consequences that may apply if you are an investor subject to special treatment under the U.S. federal income tax laws, such as:

•	a financial institution;

•	a “regulated investment company” as defined in Code Section 851;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

•	a dealer in securities;

•	a person holding a note as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to a note;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a trader in securities who elects to apply a mark-to-market method of tax accounting; or

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this pricing supplement, changes to any of which, subsequent to the date hereof, may affect the tax consequences described herein. The effects of any applicable state, local or non-U.S. tax laws are not discussed. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the notes), as well as any tax consequences arising under the laws of state, local or non-U.S. jurisdictions.

Tax Treatment of the Notes

Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, and on current market conditions, insofar as we have tax reporting responsibilities with respect to your notes, we intend to treat them for U.S. federal income tax purposes as units each comprising: (i) a Put Option written by you that is terminated if an Automatic Call occurs and that, if not terminated, in circumstances where the payment due at maturity is less than $1,000 (excluding accrued but unpaid interest), requires you to pay us an amount equal to $1,000 multiplied by the absolute value of the Index Return and (ii) a Deposit, which is an advance of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following sentence. Under this approach, in determining our reporting responsibilities, we intend to treat approximately 20.63% of each interest payment made with respect to the notes (including upon an Automatic Call or at maturity) will be treated as interest on the Deposit, and the remainder as premium paid to you in consideration of your entry into the Put Option (“Put Premium”). No statutory, judicial or administrative authority directly addresses the treatment of the notes (or similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS. While other treatments of the notes could be asserted by the IRS, as discussed below, the following discussion assumes the treatment and allocation described above are respected, except where otherwise indicated.

Significant aspects of the U.S. federal income tax consequences of an investment in the notes are uncertain, and the IRS or a court may not agree with the tax treatment described herein. If you are considering purchasing the notes, you should consult your tax adviser regarding the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the notes) and any tax consequences arising under the laws of state, local or non-U.S. taxing jurisdictions.

Tax Consequences to U.S. Holders

You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

JPMorgan Structured Investments —	PS-11
Auto Callable Yield Notes Linked to the S&P GSCI® Crude Oil Index Excess Return

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment as Units Each Comprising a Put Option and a Deposit

If the treatment of the notes as units each comprising a Put Option and a Deposit is respected, the following is a discussion of the material U.S. federal income tax consequences of owning and disposing of the notes.

Tax Treatment of Interest Payments. Interest paid with respect to the Deposit will be taxable to you as ordinary income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes.

Put Premium will be taken into account as described below.

Sale or Exchange of a Note. Upon sale or exchange of a note prior to maturity or Automatic Call, you will be treated as receiving a payment of interest equal to any accrued but unpaid interest on the Deposit. The Deposit will be treated as sold for its fair market value, excluding the value of any accrued but unpaid interest. The amount of capital gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit (excluding any amount attributable to the accrued but unpaid interest on the Deposit, which will be treated as a payment of interest), minus your tax basis in the Deposit. That gain or loss will be short-term capital gain or loss unless the note was held for more than one year, in which case the gain or loss will be long-term capital gain or loss.

If the value of the Deposit on the date of sale or exchange of a note does not exceed the amount realized on the sale or exchange, any amount realized that is attributable to the Put Option, together with the total Put Premium received over the term of the notes, will be treated as short-term capital gain or loss.

If the value of the Deposit on the date of sale or exchange exceeds the amount realized on the sale or exchange, you will be treated as having (i) sold or exchanged the Deposit for an amount equal to its value on that date and (ii) made a payment to the purchaser of the note equal to the amount of this excess, in exchange for the purchaser’s assumption of the Put Option. In this case, you will be required to recognize short-term capital gain or loss in respect of the Put Option equal to the total Put Premium received over the term of the note minus the amount deemed to be paid by you in exchange for the purchaser’s assumption of the Put Option.

Tax Treatment at Maturity or Automatic Call. If a note is automatically called or held to maturity and the Put Option expires unexercised (i.e., you receive a cash payment at maturity equal to the amount of the Deposit plus the final interest payment, which will be treated as described above), you will recognize short-term capital gain equal to the sum of all Put Premium received.

If a note is held to maturity and the Put Option is exercised (i.e., you receive a cash payment at maturity that is less than the amount of the Deposit (the “Cash Value”), plus the final interest payment, which will be treated as described above), you will be deemed to have applied a portion of the Deposit toward the cash settlement of the Put Option. In that case, you will recognize short-term capital gain or loss in an amount equal to the difference between (i) the Cash Value plus the total Put Premium received and (ii) the Deposit.

Other Possible Tax Treatments

The IRS might treat the notes as “contingent payment debt instruments.” In that event, regardless of whether you are an accrual-method or cash-method taxpayer, (i) in each year that you hold your notes, you will be required to accrue into income original issue discount on your notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes and (ii) any income recognized at expiration or upon sale or exchange of your notes (including at maturity or upon an Automatic Call) generally will be treated as interest income. In addition, you could be subject to special reporting requirements if any loss exceeded certain thresholds. You should consult your tax adviser regarding these issues.

In 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for U.S. Holders are the timing and character of income or loss (including whether the Put Premium might be currently included as ordinary income). While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

JPMorgan Structured Investments —	PS-12
Auto Callable Yield Notes Linked to the S&P GSCI® Crude Oil Index Excess Return

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a “Non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale or exchange of a note (including upon an Automatic Call or at maturity).

Subject to the discussion in “FATCA” below, any income or gain from a note should not be subject to U.S. federal income tax (including withholding tax) if you provide a properly completed applicable IRS Form W-8 and these amounts are not effectively connected with your conduct of a U.S. trade or business (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). However, among the issues addressed in the notice described above in “—Tax Consequences to U.S. Holders” is the degree, if any, to which income with respect to instruments described therein should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the withholding tax consequences of an investment in the notes, possibly with retroactive effect.

If you are engaged in a U.S. trade or business, and if income or gain from a note is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States), although exempt from the withholding tax discussed above, you generally will be taxed in the same manner as a U.S. Holder. You will not be subject to withholding if you provide a properly completed IRS Form W-8ECI. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of owning and disposing of notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

Federal Estate Tax

Individual Non-U.S. Holders, and entities the property of which is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S.-situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

Backup Withholding and Information Reporting

You may be subject to information reporting. You may also be subject to backup withholding on payments in respect of your notes unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you provide a properly completed IRS Form W-8 appropriate to your circumstances. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA,” and regulations promulgated thereunder, generally impose a 30% withholding tax on payments to certain foreign entities (including financial intermediaries) unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the foreign entity’s jurisdiction may modify these requirements.  This regime will apply to amounts treated as interest or other “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes paid with respect to the notes, and (if they are treated, in whole or in part, as debt instruments) could also apply to payments of gross proceeds of a taxable disposition, including an Automatic Call or redemption at maturity, of a note.  However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) with respect to dispositions occurring before January 1, 2019.  You should consult your tax adviser regarding the potential application of FATCA to the notes.

THE TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF NOTES ARE UNCERTAIN. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

JPMorgan Structured Investments —	PS-13
Auto Callable Yield Notes Linked to the S&P GSCI® Crude Oil Index Excess Return